EXHIBIT 7
Consolidated Report of Condition of
Wells Fargo Bank National Association
of 101 North Phillips Avenue, Sioux Falls, SD 57104
And Foreign and Domestic Subsidiaries,
at the close of business June 30, 2007, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts
		In Millions

ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$13,030
Interest-bearing balances		1,428
Securities:
Held-to-maturity securities		0
Available-for-sale securities		65,310
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		6,864
Securities purchased under agreements to resell		1,160
Loans and lease financing receivables:
Loans and leases held for sale		21,153
Loans and leases, net of unearned income	263,595
LESS: Allowance for loan and lease losses	2,526
Loans and leases, net of unearned income and allowance		261,069
Trading Assets		4,809
Premises and fixed assets (including capitalized leases)		4,197
Other real estate owned		754
Investments in unconsolidated subsidiaries and associated companies		402
Intangible assets
Goodwill		9,231
Other intangible assets		19,954
Other assets		19,363

Total assets		$428,724

		Dollar Amounts
		In Millions
LIABILITIES
Deposits:
In domestic offices		$263,665
Noninterest-bearing	70,876
Interest-bearing	192,789
In foreign offices, Edge and Agreement subsidiaries, and IBFs		48,659
Noninterest-bearing	6
Interest-bearing	48,653
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		10,136
Securities sold under agreements to repurchase		6,375
Trading liabilities		2,695
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)		27,804
Subordinated notes and debentures		10,140
Other liabilities		20,533

Total liabilities		$390,007

Minority interest in consolidated subsidiaries		62

EQUITY CAPITAL
Perpetual preferred stock and related surplus		0
Common stock		520
Surplus (exclude all surplus related to preferred stock)		24,751
Retained earnings		13,469
Accumulated other comprehensive income		(85)
Other equity capital components		0

Total equity capital		38,655

Total liabilities, minority interest, and equity capital		$428,724

I, Howard I. Atkins, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Howard I. Atkins
EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Michael Loughlin
John Stumpf	Directors
Dave Hoyt